UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2009

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	0-16379	04-2997780
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

42 Longwater Drive, Norwell, Massachusetts		02061-9149
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

h

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On March 9, 2009, the Compensation Committee of the Board of Directors of Clean Harbors, Inc. (the “Company”), approved the terms and potential amounts of cash bonuses which will be potentially payable under the Company’s Management Incentive Plan (the “MIP”) for the year ending December 31, 2009. Under the MIP, as adopted by the Company’s Board of Directors (based on the recommendation of the Compensation Committee) on December 9, 2008, the Compensation Committee may award to senior managers of the Company and its subsidiaries (other than the Company’s Chief Executive Officer) cash bonuses based upon the level of corporate performance or satisfaction of certain other objective goals established by the Compensation Committee during the first 90 days of each year. To the extent earned for 2009, such bonuses will be payable by March 15 of 2010.

The terms and conditions of the MIP for 2009 which have been approved by the Committee now covers 179 management positions, including (among others) all of the four executive officers (other than the Chief Executive Officer) who are now employed by the Company or its subsidiaries and were the most highly compensated during 2008 (the “Named Executive Officers”). Participants will be eligible to earn a cash bonus (payable in the first quarter of 2010) equal to 10-80% of base compensation (depending on their level of management responsibility) if the Company achieves or exceeds the targets which have been established by the Compensation Committee based on the level of the Company’s consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) during 2009. If the Company fails to meet its maximum EBITDA target, certain participants might still earn a bonus of up to 10-30% of base compensation if the participant meets or exceeds certain personal goals or goals established for his or her business unit. In no event, however, will any Named Executive Officer be entitled to receive a bonus in excess of that which would have been earned based upon full satisfaction of the maximum EBITDA target during 2009.

The following table describes the amount of the potential cash bonus which might be earned by each of the Named Executive Officers (other than the Chief Executive Officer) based on the terms of the MIP established by the Compensation Committee for 2009. Each of such four Named Executive Officers will be entitled to receive a potential bonus of between 20% and 80% of his or her base salary for 2009 based on achievement of the EBITDA targets established by the Compensation Committee or satisfaction of the personal goals or goals established for his or her business unit, provided that in no event shall the MIP bonus exceed 80% of base compensation.

Executive Officer	Title	Potential Bonus Amount

James M. Rutledge	Executive Vice President and Chief Financial Officer	$73,000-$292,000

Eric W. Gerstenberg	Executive Vice President-Disposal Operations*	$55,000-$220,000

David M. Parry	Executive Vice President-Sales and Services*	$55,000-$220,000

Deidre J. Evens	Executive Vice President-Corporate Sales and Business Development*	$55,000-$220,000

*Officer of Clean Harbors Environmental Services, Inc., a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.

Item 8.01.	Other Events.

On March 9, 2009, the Company’s Board of Directors, acting in accordance with Section 10 of the Company’s 2000 Stock Incentive Plan, as amended February 21, 2007 (the “Plan”), further amended the Plan to eliminate the automatic issuance of non-discretionary stock options to non-employee directors elected (or re-elected) at the 2009 and subsequent annual meetings. Prior to such amendment, Section 7(a) of the Plan had provided that, commencing with the Company’s 2002 annual meeting, on the date upon which a non-employee director was first elected (or subsequently re-elected) as a member of the Company’s Board of Directors while the Plan is in effect, he or she automatically received a non-discretionary stock option (with an exercise price equal to the market value of the Company’s common stock on the date of such election) to purchase that number of shares of the Company’s common stock determined by multiplying 1,000 by the number of years or portion thereof for which such director was elected to serve and rounding the result to the nearest whole number. The amendment to the Plan adopted by the Board of Directors on March 9, 2009 did not amend any other provision of the Plan, nor did it affect in any respect outstanding non-discretionary options previously issued under the Plan or other awards which were previously or may thereafter be granted to non-employee directors in accordance with the Plan.

In light of the amendment of the Plan to eliminate the automatic issuance of non-discretionary stock options to non-employee directors, the Board of Directors also approved on March 9, 2009, the award under the Plan to each non-employee director elected (or re-elected) at the 2009 annual meeting of 900 shares of the Company’s common stock and 1,800 restricted shares of common stock. The restricted shares for each such non-employee director will vest, provided that such non-employee director continues to serve in such capacity, 900 shares on the first anniversary of such election and 900 shares upon the second anniversary of such election.

Item 9.01        Financial Statements and Exhibits

(d) Exhibits

10.42G             Amendment dated March 9, 2009 to 2000 Stock Incentive Plan, as amended February 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

March 12, 2009	/s/ James M. Rutledge
Executive Vice President and
Chief Financial Officer